                                                                     Exhibit 4.1

                        INTERSCIENCE COMPUTER CORPORATION

                             2000 STOCK OPTION PLAN


        1.     ESTABLISHMENT, PURPOSE AND DEFINITIONS.

               (a) The 2000 Stock Option Plan (the "Plan") of Interscience Computer Corporation, a California corporation (the "Company"), is hereby adopted. The Plan shall provide for the issuance of incentive stock options ("ISOs") and nonqualified stock options ("NSOs") to purchase the Stock of the Company.

               (b) The purpose of this Plan is to promote the long-term success of the Company by attracting, motivating and retaining directors, officers and key employees and consultants of the Company and its Affiliates (the "Participants") through the use of competitive long-term incentives which are tied to shareholder value. The Plan seeks to balance Participants' and shareholder interests by providing incentives to the Participants in the form of stock options which offer rewards for achieving the long-term strategic and financial objectives of the Company.

               (c) The Plan is intended to provide a means whereby Participants may be given an opportunity to purchase shares of Stock of the Company pursuant to (i) options which may qualify as ISOs under Section 422 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), or (ii) NSOs which may not so qualify.

               (d) The term "Affiliates" as used in this Plan means, in the case of an ISO, parent or subsidiary corporations, as defined in Section 424(e) and
(f) of the Code (but substituting "the Company" for "employer corporation"), including parents or subsidiaries which become such after adoption of the Plan, and in all other cases, any entity which is controlled by or which controls the Company.

        2.     ADMINISTRATION OF THE PLAN.

               (a) The Plan shall be administered by the Compensation Committee of the Board of Directors (the "Board") or such other committee appointed by the Board to administer the Plan (the "Committee") or in the absence of a Committee, by the Board acting in such capacity.

               (b) The Committee may from time to time determine which Participants (each an "option holder") shall be granted options under the Plan, the terms thereof (including without limitation determining whether the option is an ISO and the times at which the options shall become exercisable), and the number of shares of Common Stock for which an option or options may be granted.

               (c) If rights of the Company to repurchase Stock are imposed, the Board or the Committee may, in its sole discretion, accelerate, in whole or in part, the time for lapsing of any rights of the Company to repurchase shares of such Stock or forfeiture restrictions.

               (d) If rights of the Company to repurchase Stock are imposed, the certificates evidencing such shares of Stock awarded hereunder, although issued in the name of the option holder concerned, shall be held by the Company or a third party designated by the Committee in escrow subject to delivery to the option holder or to the Company at such times and in such amounts as shall be directed by the Board under the terms of this Plan. Share certificates representing Stock which is subject to repurchase rights shall have imprinted or typed thereon a legend or legends summarizing or referring to the repurchase rights.

               (e) The Board or the Committee shall have the sole authority, in its absolute discretion, to adopt, amend and rescind such rules and regulations, consistent with the provisions of the Plan, as, in its opinion, may be advisable in the administration of the Plan, to construe and interpret the Plan, the rules and regulations, and the instruments evidencing options granted under the Plan and to make all other determinations deemed necessary or advisable for the administration of the Plan. All decisions, determinations and interpretations of the Committee shall be binding on all option holders under the Plan.

        3.     STOCK SUBJECT TO THE PLAN.

               (a) "Stock" shall mean the Common Stock of the Company or such stock as may be changed as contemplated by Section 3(c) below. Stock shall include shares drawn from either the Company's authorized but unissued shares of Common Stock or from reacquired shares of Common Stock, including without limitation shares repurchased by the Company in the open market.

               (b) Options may be granted under the Plan from time to time to eligible persons to purchase an aggregate of up to 1,400,000 shares of Stock. Stock options awarded pursuant to the Plan which are forfeited, terminated, surrendered or cancelled for any reason prior to exercise shall again become available for grants under the Plan (including any option cancelled in accordance with the cancellation regrant provisions of Section 6(f) herein).

               (c) If there shall be any change in the Stock subject to the Plan, including Stock subject to any option granted hereunder, through merger, consolidation, recapitalization, reorganization, reincorporation, stock split, reverse stock split, stock dividend, combination or reclassification of the Company's Stock or other similar events, an appropriate adjustment shall be made by the Committee in the number of shares and/or the option price with respect to any unexercised shares of Stock. Consistent with the foregoing, in the event that the outstanding Stock is changed into another class or series of capital stock of the Company, outstanding options to purchase Stock granted under the Plan shall become options to purchase such other class or series and the provisions of this Section 3(c) shall apply to such new class or series.

               (d) The Company may grant options under the Plan in substitution for options held by employees of another company who become employees of the Company as a result of merger or consolidation. The Company may direct that substitute options be granted on such terms and conditions as deemed appropriate by the Board or the Committee.

               (e) The aggregate number of shares of Stock approved by the Plan may not be exceeded without amending the Plan and obtaining shareholder approval within twelve months of such amendment.

        4.     ELIGIBILITY.

               (a) Persons who shall be eligible to receive stock options granted under the Plan shall be those Participants referred to in Section 1(b) above; provided, however, that (i) ISOs may only be granted to employees of the Company and its Affiliates and (ii) any person holding capital stock possessing more than 10% of the total combined voting power of all classes of capital stock of the Company or any Affiliate shall not be eligible to receive ISOs unless the exercise price per share of Stock is at least 110% of the fair market value of the Stock on the date the option is granted.

        5.     EXERCISE PRICE FOR OPTIONS GRANTED UNDER THE PLAN.

               (a) All ISOs will have option exercise prices per option share equal to the fair market value of a share of the Stock on the date the option is granted, except that in the case of ISOs granted to any person possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate the price shall be not less than 110% of such fair market value. The option exercise prices per option for NSO's shall be as determined by the Committee. The price of ISOs or NSOs granted under the Plan shall be subject to adjustment to the extent provided in Section 3(c) above.

               (b) The fair market value on the date of grant shall be determined based upon the closing price on an exchange on that day or, if the Stock is not listed on an exchange, on the average of the closing bid and asked prices in the Over the Counter Market on that day.

        6.     TERMS AND CONDITIONS OF OPTIONS.

               (a) Each option granted pursuant to the Plan shall be evidenced by a written stock option agreement (the "Option Agreement") executed by the Company and the person to whom such option is granted. The Option Agreement shall designate whether the option is an ISO or an NSO.

               (b) The term of each ISO and NSO shall be no more than 10 years, except that the term of each ISO issued to any person possessing more than 10% of the voting power of all classes of stock of the Company or any Affiliate shall be no more than 5 years.

               (c) In the case of ISOs, the aggregate fair market value (determined as of the time such option is granted) of the Stock to which ISOs are exercisable for the first time by any individual during any calendar year (under this Plan and any other plans of the Company or its Affiliates if any) shall not exceed the amount specified in Section 422(d) of the Internal Revenue Code, or any successor provision in effect at the time an ISO becomes exercisable.

               (d) The Option Agreement may contain such other terms, provisions and conditions regarding vesting, repurchase or other similar provisions as may be determined by the Committee and not inconsistent with this Plan. If an option, or any part thereof, is intended to qualify as an ISO, the Option Agreement shall contain those terms and conditions which the Committee determine are necessary to so qualify under Section 422 of the Internal Revenue Code.

               (e) The Committee shall have full power and authority to extend the period of time for which any option granted under the 2000 Option Plan is to remain exercisable following the option holder's cessation of service as an employee or consultant, including without limitation cessation as a result of death or disability; provided, however, that in no event shall such option be exercisable after the specified expiration date of the option term.

               (f) The Committee shall have full power and authority to effect at any time and from time to time, with the consent of the affected option holders, the cancellation of any or all outstanding options under the Plan and to grant in substitution new options under the Plan covering the same or different numbers of shares of Stock with the same or different exercise prices.

               (g) As a condition to option grants under the Plan, the option holder agrees to grant the Company the repurchase rights as Company may at its option require and as may be set forth in the Option Agreement or a separate repurchase agreement.

               (h) Any option granted under the Plan may be subject to a vesting schedule as provided in the Option Agreement and, except as provided in this
Section 6 herein, only the vested portion of such option may be exercised at any time during the Option Period. All rights to exercise any option shall lapse and be of no further effect whatsoever immediately if the option holder's service as an employee is terminated for "Cause" (as hereinafter defined) or if the option holder voluntarily terminates the option holder's service as an employee. The unvested portion of the option will lapse and be of no further effect immediately upon any termination of employment of the option holder for any reason. In the remaining cases where the option holder's service as an employee is terminated or due to death, permanent disability, or is terminated by the Company (or its Affiliates) without Cause at any time, the vested portion of the option will extend for a period of three (3) months following the termination of employment and shall lapse and be of no further force or effect whatsoever only if it is not exercised before the end of such three (3) month period. There shall be "Cause" for termination as set forth in any applicable employment or consulting agreement or, in the absence of such agreement if (i) the option holder is convicted of a felony, (ii) the option holder engages in any fraudulent or other dishonest act to the detriment of the Company, (iii) the option holder fails to report for work on a regular basis, except for periods of authorized absence or bona fide illness, (iv) the option holder misappropriates trade secrets, customer lists or other proprietary information belonging to the

Company for the option holder's own benefit or for the benefit of a competitor,
(v) the option holder engages in any willful misconduct designed to harm the Company or its shareholders, or (vi) the option holder fails to perform properly assigned duties with a failure to cure after 20 days notice.

               (i) No fractional shares of Stock shall be issued under the Plan, whether by initial grants or any adjustments to the Plan.

        7.     USE OF PROCEEDS.

               (a) Cash proceeds realized from the sale of Stock under the Plan shall constitute general funds of the Company.

        8.     AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN.

               (a) The Board may at any time suspend or terminate the Plan, and may amend it from time to time in such respects as the Board may deem advisable provided that (i) such amendment, suspension or termination complies with all applicable state and federal requirements and requirements of any stock exchange on which the Stock is then listed, including any applicable requirement that the Plan or an amendment to the Plan be approved by the shareholders. The Plan shall terminate on the earlier of (i) ten (10) years from December 8, 1999 or (ii) the date on which no additional shares of Stock are available for issuance under the Plan.

               (b) No option may be granted during any suspension or after the termination of the Plan, and no amendment, suspension or termination of the Plan shall, without the option holder's consent, alter or impair any rights or obligations under any option granted under the Plan.

               (c) The Committee, with the consent of affected option holders, shall have the authority to cancel any or all outstanding options under the Plan and grant new options having an exercise price which may be higher or lower than the exercise price of cancelled options.

        9.     ASSIGNABILITY OF OPTIONS AND RIGHTS.

               (a) Subject to Subparagraph (b), no Option issued under the Plan shall be assignable or transferable by an option holder other than by will or the laws of descent and distribution. An Option awarded to an option holder during such option holder's lifetime shall be exercisable only by an option holder or his or her guardian or legal representation.

               (b) Notwithstanding Subparagraph (a), in the case of an NSO, an option holder shall be permitted to transfer the Option to the option holder's spouse, adult lineal descendants, adult spouses of adult lineal descendants and trusts for the benefit of the option holder's minor or adult lineal descendants (a "Related Transferee") if the Option Agreement under which the Option is granted so specifies. If the Option is transferred to a Related Transferee pursuant to the preceding sentence, the Related Transferee shall, upon exercise of the Option, hold the Stock subject to all the provisions of the transferor's Option Agreement in the same manner as the transferor and shall execute and deliver to the Company such instruments as the Company shall require to evidence the same.

        10.    PAYMENT UPON EXERCISE.

               (a) Payment of the purchase price upon exercise of any option or right to purchase Stock granted under this Plan shall be made by giving the Company written notice of such exercise, specifying the number of such shares of Stock as to which the option is exercised. Such notice shall be accompanied by payment of an amount equal to the Option Price of such shares of Stock. Such payment may be (i) cash, (ii) by check drawn against sufficient funds, (iii) at the Committee's discretion, by delivery to the Company of the option holder's promissory note, (iv) such other consideration as the Committee, in its sole discretion, determines and is consistent with the Plan's purpose and applicable law, or (v) any combination of the foregoing. Any Stock used to exercise options to purchase Stock (including Stock withheld upon the exercise of an option to pay the purchase price of the shares of Stock as to which the option is exercised) shall be valued in accordance with procedures established by the Committee. Any promissory note used to exercise options to purchase Stock shall be a full recourse, interest-bearing obligation secured by Stock in the Company being purchased and containing such terms as the Committee shall determine. If a promissory note is used to exercise options the option holder agrees to execute such further documents as the Company may deem necessary or appropriate in connection with issuing the promissory note, perfecting a security interest in the stock purchased with the promissory note and any related terms the Company may propose. Such further documents may include, without limitation, a security agreement and an assignment separate from certificate. If accepted by the Committee in its discretion, such consideration also may be paid through a broker-dealer sale and remittance procedure pursuant to which the option holder
(I) shall provide irrevocable written instructions to a designated brokerage firm to effect the immediate sale of the purchased Stock and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate option price payable for the purchased Stock plus all applicable Federal and State income and employment taxes required to be withheld by the Company in connection with such purchase and (II) shall provide written directives to the Company to deliver the certificates for the purchased Stock directly to such brokerage firm in order to complete the sale transaction.

        11.    WITHHOLDING TAXES.

               (a) Shares of Stock issued hereunder shall be delivered to an option holder only upon payment by such person to the Company of the amount of any withholding tax required by applicable federal, state, local or foreign law. The Company shall not be required to issue any Stock to an option holder until such obligations are satisfied.

               (b) The Committee may, under such terms and conditions as it deems appropriate, authorize an option holder to satisfy withholding tax obligations under this Section 11 by surrendering a portion of any Stock previously issued to the option holder or by electing to have the Company withhold shares of Stock from the Stock to be issued to the option holder, in each case having a fair market value equal to the amount of the withholding tax required to be withheld.

        12.    CORPORATE TRANSACTIONS.

               (a) For the purpose of this Section 12, a "Corporate Transaction" shall include any of the following shareholder-approved transactions to which the Company is a party:

                      (i) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the State of the Company's incorporation; or

                      (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company in liquidation or dissolution of the Company.

               (b) Upon the occurrence of a Corporate Transaction, if the surviving corporation or the purchaser, as the case may be, does not assume the obligations of the Company under the Plan, then irrespective of the vesting provisions contained in individual option agreements, all outstanding options shall become immediately exercisable in full and each option holder will be afforded an opportunity to exercise their options prior to the consummation of the merger or sale transaction so that they can participate on a pro rata basis in the transaction based upon the number of shares of Stock purchased by them on exercise of options if they so desire. To the extent that the Plan is unaffected and assumed by the successor corporation or its parent company a Corporate Transaction will have no effect on outstanding options and the options shall continue in effect according to their terms.

               (c) Each outstanding option under this Plan which is assumed in connection with the Corporate Transaction or is otherwise to continue in effect shall be appropriately adjusted, immediately after such Corporate Transaction, to apply and pertain to the number and class of securities which would have been issued to the option holder in connection with the consummation of such Corporate Transaction had such person exercised the option immediately prior to such Corporate Transaction. Appropriate adjustments shall also be made to the option price payable per share, provided the aggregate option price payable for such securities shall remain the same. In addition, the class and number of securities available for issuance under this Plan following the consummation of the Corporate Transaction shall be appropriately adjusted.

               (d) The grant of options under this Plan shall in no way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

        13.    LOANS OR GUARANTEE OF LOANS.

               (a) The Committee may, in its discretion, assist any option holder in the exercise of options granted under this Plan, including the satisfaction of any income and employment tax obligations arising therefrom by
(i) authorizing the extension of a loan from the Company to such option holder,
(ii) permitting the option holder to pay the exercise price for the Stock in installments over a period of years or (iii) authorizing a guarantee by the Company of a third party loan to the option holder. The terms of any loan, installment method of payment or guarantee (including the interest rate and terms of repayment) will be upon such terms as the Committee specifies in the applicable option or issuance agreement or otherwise deems appropriate under the circumstances. Loans, installment payments and guarantees may be granted with or without security or collateral (other than to option holders who are not employees, in which event the loan must be adequately secured by collateral other than the purchased Stock). However, the maximum credit available to the option holder may not exceed the exercise or purchase price of the acquired shares of Stock plus any Federal and State income and employment tax liability incurred by the option holder in connection with the acquisition of such shares of Stock.

               (b) The Committee may, in its absolute discretion, determine that one or more loans extended under this financial assistance program shall be subject to forgiveness by the Company in whole or in part upon such terms and conditions as the Committee may deem appropriate.

        14.    REGULATORY APPROVALS.

               (a) The obligation of the Company with respect to Stock issued under the Plan shall be subject to all applicable laws, rules and regulations and such approvals by any governmental agencies or stock exchanges as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Stock under the Plan until such time as any legal requirements or regulations have been met relating to the issuance of Stock, to their registration or qualification under the Securities Exchange Act of 1934, if applicable, or any applicable state securities laws, or to their listing on any stock exchange at which time such listing may be applicable.

        15.    NO EMPLOYMENT/SERVICE RIGHTS.

               (a) Neither the action of the Company in establishing this Plan, nor any action taken by the Board or the Committee hereunder, nor any provision of this Plan shall be construed so as to grant any individual the right to remain in the employ or service of the Company (or any parent, subsidiary or affiliated corporation) for any period of specific duration, and the Company (or any parent, subsidiary or affiliated corporation retaining the services of such individual) may terminate or change the terms of such individual's employment or service at any time and for any reason, with or without cause.

        16.    MARKET STANDOFF

               (a) In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act, a person shall not sell, make any short sale of, loan, hypothecate, pledge, grant any option for the purchase of, or otherwise dispose of or transfer for value or otherwise agree to engage in any of the foregoing transactions with respect to any shares issued pursuant to an Option granted under the Plan without prior written consent of the Company or its underwriters. Such limitations shall be in effect for such period of time as may be requested by the Company or such underwriters and agreed to by the Company's officers and directors with respect to their shares; provided, however, that in no event shall such period exceed 180 days. Holders of shares issued pursuant to an Option granted under the Plan shall be subject to the market standoff provisions of this paragraph only if the officers and directors of the Company are also subject to similar arrangements.

               (b) In the event of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the Company's outstanding Common Stock effected as a class without the Company's receipt of consideration, any new, substituted or additional securities distributed with respect to the purchased shares shall be immediately subject to the provisions of this Section 16, to the same extent the purchased shares are at such time covered by such provisions.

               (c) In order to enforce the limitations of this Section 16, the Company may impose stop-transfer instructions with respect to the purchased shares until the end of the applicable standoff period.

        17.    MISCELLANEOUS PROVISIONS.

               (a) The provisions of this Plan shall be governed by the laws of the State of California, as such laws are applied to contracts entered into and performed in such State, without regard to its rules concerning conflicts of law.

               (b) The provisions of this Plan shall inure to the benefit of, and be binding upon, the Company and its successors or assigns, whether by Corporate Transaction or otherwise, and the option holders, the legal representatives of their respective estates, their respective heirs or legatees and their permitted assignees.

               (c) The option holders shall have no divided rights, voting rights or any other rights as a shareholder with respect to any options under the Plan prior to the issuance of a stock certificate for such Stock.

               (d) With respect to grants to non-U.S. residents, options may be granted hereunder which may vary from the terms of the Plan but which are consistent with the terms hereof to the extent necessary or appropriate to comply with foreign laws including but not limited to tax laws.

                       APPENDIX A FOR CALIFORNIA RESIDENTS

               This Appendix to the Interscience Computer Corporation Stock Option Plan (the "Plan") shall have application only to Participants who are residents of the State of California. Capitalized terms contained herein shall have the same meaning given to them in the Plan, unless otherwise provided in this Appendix. NOTWITHSTANDING ANY PROVISION CONTAINED IN THE PLAN TO THE CONTRARY AND TO THE EXTENT REQUIRED BY APPLICABLE LAW, THE FOLLOWING TERMS AND CONDITIONS SHALL APPLY TO ALL OPTIONS GRANTED TO RESIDENTS OF THE STATE OF CALIFORNIA, UNTIL SUCH TIME AS THE COMMON STOCK BECOMES A "LISTED SECURITY" UNDER THE SECURITIES ACT:

        1. Nonqualified Stock Options shall have an exercise price that is not less than 85% of the Fair Market Value of the stock at the time the Option is granted, as determined by the Board, except that the exercise price shall be 110% of the Fair Market Value in the case of any person who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporations.

        2. Options shall have a term of not more than ten years from the date the Option is granted.

        3. Options shall be nontransferable other than by will or the laws of descent and distribution. Notwithstanding the foregoing, and to the extent permitted by Section 422 of the Code, the Committee, in its discretion, may permit distribution of an Option to an inter vivos or testamentary trust in which the Option is to be passed to beneficiaries upon the death of the trustor (settlor), or by gift to "immediate family" as that term is defined in Rule 16a-1(e) of the Exchange Act.

        4. Options shall become exercisable at the rate of at least 20% per year over five years from the date of the Option is granted, subject to reasonable conditions such as continued employment. However, in the case of an Option granted to officers, directors or consultants of the Company or any of its affiliates, the Option may become fully exercisable, subject to reasonable conditions such as continued employment, at any time or during any period established by the Company or any of its affiliates.

        5. Unless employment is terminated for Cause, the right to exercise an Option in the event of termination of employment, to the extent that the Participant is otherwise entitled to exercise an Option on the date employment terminates, shall be:

               a. at least six months from the date of termination of employment if termination was caused by death or disability;

               b. at least 30 days from the date of termination if termination of employment was caused by other than death or disability; and

               c. but in no event later than the remaining term of the Option.

        6. No Option may be granted to a resident of California more than ten years after the earlier of the date of adoption of the Plan and the date the Plan is approved by the shareholders.

        7. Any Option exercised before shareholder approval is obtained shall be rescinded if shareholder approval is not obtained within 12 months before or after the Plan. Such shares shall not be counted in determining whether such approval is obtained

        8. The Company shall provide annual financial statements of the Company to each California resident holding an outstanding Option under the Plan. Such financial statements need not be audited and need not be issued to key employees whose duties at the Company assure them access to equivalent information.